Contact:  Nancy Gestiehr
                                                                    412-829-3466


FOR IMMEDIATE RELEASE

          Monroeville, Pa., July 17, 2000 - Thomas W. Sterling, 52, has been elected president and chief executive officer of Transtar, Inc., it was announced today by its Board of Directors. He succeeds Robert S. Rosati, who is retiring. The appointment is effective August 1.

          Transtar, Inc., is a Monroeville, Pa., holding company which acquired the transportation companies formerly owned by USX Corporation in 1988. These transportation facilities include seven railroads, two water carriers and Great Lakes port facilities. Transtar, Inc. is held by Transtar Holdings, L.P., whose sole general partner is Blackstone Transportation Company, Inc., and by USX Corporation.

          Sterling, currently vice president-employee relations for the U.S. Steel Group of USX Corporation, is a graduate of Vanderbilt University with a bachelor's degree in civil engineering. He earned his law degree from Samford University's Cumberland School of Law in Birmingham, Ala. and has been admitted to the bar in Alabama and Pennsylvania.

          He began his career with U.S. Steel in 1969 at the firm's Fairfield (Ala.) Works as a management trainee. He was assigned positions there in the operating, personnel services and commercial departments until 1975 when he was transferred to the Pittsburgh headquarters as assistant manager-equal employment opportunity in the employee relations department.

          Sterling progressed through various employee relations positions in Pittsburgh until August 1984 when he became vice president-labor relations, steel and related resources. He became vice president-employee relations in July 1986. Since 1995, Sterling had held oversight responsibilities for several of U.S. Steel's joint ventures, including USS-POSCO Industries and PRO-TEC Coating Company.

          He is a member of the American Iron and Steel Institute and serves on the board of directors of Life's Work of Western Pennsylvania (formerly the Vocational Rehabilitation Center) as well as the executive committee of the Three Rivers Area Labor-Management Committee. He is chairman of the board of directors of the University of Pittsburgh Medical Center - Braddock and a member of the board of directors at UPMC-McKeesport. He also serves as executive vice president-operations of the Greater Pittsburgh Council of the Boy Scouts of America as well as a member of its board of directors.

          Rosati's business career spanned 34 years in the transportation industry. Prior to his election to president and chief executive officer in 1994, Rosati was vice president-finance and chief financial officer of Transtar and its subsidiaries, a position he held since the formation of Transtar in 1988. Previous to this, he was associated with the railroad subsidiaries of U.
S. Steel. This railroad experience began in 1965 and included five years as comptroller of the Bessemer and Lake Erie Railroad preceded by positions as manager-audit division, manager of marketing and dock superintendent with the Duluth, Missabe and Iron Range Railway, and superintendent in the transportation department with the Elgin, Joliet and Eastern Railway. Prior experience was with the firm of Ernst & Ernst, Pittsburgh, from 1961-65.

          Rosati is on the board of directors of the Greater Pittsburgh Council, Boy Scouts of America, and is a member of the Pennsylvania Institute of Certified Public Accountants. He graduated from the University of Pittsburgh with a B.B.A. degree in 1961, and attended the graduate business program at the University of Minnesota-Duluth, 1976-1979.

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